Exhibit 2.1



                           PURCHASE AND SALE AGREEMENT


                            dated as of June 22, 1998

                                  by and among

                               GENZYME CORPORATION

                      RESEARCH AND DIAGNOSTIC SYSTEMS, INC.

                                       and

                               TECHNE CORPORATION



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                                TABLE OF CONTENTS

                           PURCHASE AND SALE AGREEMENT
                                                                          Page

1.    THE ACQUISITION.......................................................1
   1.1   Director Approval..................................................1
   1.2   Transfer of Assets.................................................2
   1.3   Consideration for Transfer.........................................4
   1.4   The Closing........................................................4
   1.5   Assumption of Liabilities..........................................5
   1.6   Allocation of Purchase Price.......................................5
   1.7   Sales, Transfer and Use Taxes......................................5
   1.8   Instruments of Conveyance and Transfer.............................6
   1.9   Physical Transfer of the Assets....................................6
   1.10  Schedules..........................................................6
   1.11  Definitions........................................................6
2.    REPRESENTATIONS AND WARRANTIES OF GENZYME.............................6
   2.1   Organization, Authority, Approval and Enforceability...............7
   2.2   Title to Assets....................................................7
   2.3   Schedules Complete.................................................8
   2.4   Condition of Assets................................................8
   2.5   Equipment and Inventory............................................8
   2.6   No Product Liability Claims........................................8
   2.7   Customers..........................................................8
   2.8   Products...........................................................8
   2.9   Warranty Policies..................................................8
   2.10  No Violation of Agreements.........................................8
   2.11  Taxes..............................................................9
   2.12  Insurance..........................................................9
   2.13  Compliance with Applicable Law.....................................9
   2.14  Financial Information..............................................9
   2.15  No Material Adverse Change.........................................9
   2.16  Product Recalls....................................................9
   2.17  Litigation........................................................10
   2.18  No Brokers........................................................10
   2.19  Warranty..........................................................10
   2.20  Disclosure........................................................10
3.    REPRESENTATIONS AND WARRANTIES OF R&D AND TECHNE.....................10
   3.1   Organization and Standing.........................................10
   3.2   Authority, Approval and Enforceability............................11
   3.3   Capitalization....................................................12
   3.4   No Violation of Agreements........................................12
   3.5   Techne Commission Filings; Financial Statements...................12
   3.6   Conduct of Business in the Ordinary Course; Absence of
         Certain Changes and Events........................................13

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   3.7   Litigation........................................................14
   3.8   Governmental and Other Consents...................................14
   3.9   Offering..........................................................14
   3.11  Subsidiaries......................................................15
   3.12  Tax Matters.......................................................15
   3.13  Insurance.........................................................15
   3.14  Environmental and Safety Laws.....................................15
   3.15  No Brokers........................................................15
4.    COVENANTS OF GENZYME PRIOR TO CLOSING DATE...........................15
   4.1   Access and Investigation..........................................15
   4.2   Operation of the Business.........................................16
   4.3   Negative Covenant.................................................16
   4.4   Required Approvals................................................16
   4.5   Notification......................................................16
   4.6   No Negotiation....................................................17
   4.7   Best Efforts......................................................17
5.    COVENANTS OF TECHNE AND R&D..........................................17
   5.1   Approvals of Governmental Bodies..................................17
   5.2   Access and Investigation..........................................17
   5.3   Notification......................................................17
   5.4   No Negotiation....................................................18
   5.5   Best Efforts......................................................18
6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF TECHNE AND R&D................18
   6.1   Conveyance and Assignment.........................................18
   6.2   Consents..........................................................18
   6.3   Accuracy of Representations and Warranties........................18
   6.4   Performance of Agreements.........................................19
   6.5   Actions or Proceedings............................................19
   6.6   Stockholder's Rights Agreement....................................19
   6.7   No Adverse Change.................................................19
   6.8   Court Orders......................................................19
   6.9   Opinion of Counsel for Genzyme....................................19
   6.10  Additional Documents..............................................19
   6.11  HSR Act...........................................................19
   6.12  Minimum Average Market Price......................................19
7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF GENZYME.......................20
   7.1   Purchase Price....................................................20
   7.2   Accuracy of Representations and Warranties........................20
   7.3   Performance of Agreements.........................................20
   7.4   Actions or Proceedings............................................20
   7.5   Opinion of Counsel for R&D and Techne.............................20
   7.6   Stockholder's Rights Agreement....................................20
   7.7   No Adverse Change.................................................20
   7.8   Court Orders......................................................21
   7.9   HSR Act...........................................................21

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8.    ROYALTIES............................................................21
   8.1   Royalty Payment...................................................21
   8.2   Manner of Payment.................................................21
   8.3   Audit and Inspection Rights.......................................21
9.    MANUFACTURING TECHNICAL ASSISTANCE BY GENZYME........................22
10.   TRANSITION SALES AND MANUFACTURING OBLIGATION........................22
   10.1  Sales of Inventory................................................22
   10.2  Products and Pricing..............................................22
   10.3  Sales Support.....................................................23
   10.4  Warranty..........................................................23
   10.5  Force Majeure.....................................................23
11.   NONUSE AND NONDISCLOSURE.............................................24
   11.1  Protection of Confidential Information............................24
   11.2  Nonuse............................................................24
   11.3  Exceptions........................................................25
   11.4  Partial Disclosures...............................................25
   11.5  Disclosure to R&D and Techne Employees............................25
   11.6  Disclosure to Genzyme Employees...................................26
12.   INTELLECTUAL PROPERTY INDEMNITY, LIABILITIES AND LIMITATIONS.........26
   12.1  Genzyme Intellectual Property Disclaimer..........................26
   12.2  Infringement Indemnity by R&D.....................................26
   12.3  Infringement Indemnity by Genzyme.................................26
   12.4  Discovering and Reporting Infringements...........................26
   12.5  No Trademark Rights...............................................26
13.   TRADEMARK LICENSE....................................................27
   13.1  Grant of License..................................................27
   13.2  Quality Control...................................................27
   13.3  Term of License...................................................27
   13.4  Termination of License............................................28
   13.5  Additional Trademark..............................................28
14.   INDEMNIFICATION......................................................28
   14.1  Indemnification by Genzyme........................................28
   14.2  Indemnification by R&D and Techne.................................29
15.   ADDITIONAL AGREEMENTS................................................30
   15.1  Incorporation of Schedules and Exhibits...........................30
   15.2  Governmental Documents and Financial Information..................30
   15.3  Cooperation.......................................................31
   15.4  Contract Assignment...............................................31
   15.5  Assistance with Audits............................................31
   15.6  Maintenance of Records............................................31
   15.7  Product Claims and Returns........................................31
   15.8  Adjustments.......................................................32
   15.9  Taxes.............................................................32
   15.10 Cooperation in Litigation.........................................32
   15.11 Discount on Sales of R&D Products to Genzyme......................32

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16.   MISCELLANEOUS........................................................33
   16.1  Expenses..........................................................33
   16.2  Public Announcements..............................................33
   16.3  Term and Termination..............................................33
   16.4  Entire Agreement; Modifications; Waiver...........................34
   16.5  Survival of Representations and Warranties........................35
   16.6  Further Assurances................................................35
   16.7  Captions..........................................................35
   16.8  Counterparts......................................................35
   16.9  Successors and Assigns............................................35
   16.10 Parties in Interest...............................................35
   16.11 Notices...........................................................36
   16.12 Law Governing.....................................................37



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                             EXHIBITS AND SCHEDULES


Schedule 1.2(b)        Inventory

Schedule 1.2(c)(A)     Technology

Schedule 1.2(c)(B)     Technology Rights Retained

Schedule 1.2(d)        Customer, Supplier and Other Mailing Lists

Schedule 1.2(e)        Trademarks and Trademark Applications

Schedule 1.2(f)        Dealer and Distributor Agreements

Schedule 1.2(g)        800 Phone Numbers

Schedule 1.2(i)        Agreements with Vendors

Schedule 1.2(j)        Standard Cost of Genzyme Products

Schedule 1.2(k)        Licenses

Schedule 1.2(l)        Marketing Studies and Plans

Schedule 1.2(o)        Products in Development

Schedule 1.2(p)        Equipment

Schedule 1.2(q)        Open Purchase Orders

Schedule 1.2(r)        Websites

Schedule 1.4           Closing Agenda

Schedule 1.5A          Assumed Liabilities

Schedule 1.5B          Additional Assumed Liabilities

Schedule 1.9           Schedule for Transfer

Schedule 1.11          Definitions

Schedule 2.2A          Liens

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Schedule 2.2B          Continuing Liens

Schedule 2.6           Product Liability Claims and Threats

Schedule 2.8           Product List

Schedule 2.9           Warranty Policies

Schedule 2.14          Financial Information

Schedule 2.15          Material Adverse Changes

Schedule 2.16          Product Recalls

Schedule 2.19          Product Specifications

Schedule 3.3           Techne Capitalization

Schedule 3.7           Techne Litigation

Exhibit 6.6            Stockholder's Rights Agreement

Exhibit 6.9            Opinion of Counsel for Genzyme

Exhibit 7.5            Opinion of Counsel for Techne and R&D

Section 8.1            Royalty

Exhibit 11.5           R&D's Confidentiality Agreement

Exhibit 11.6           Genzyme's Confidentiality Agreement

Schedule 13.1          Licensed Trademarks

Schedule 13.5          Territory for Extended Trademark License

                           PURCHASE AND SALE AGREEMENT


     PURCHASE AND SALE AGREEMENT ("Agreement") dated this 22nd day of June, 1998, by and among Genzyme Corporation, a Massachusetts corporation having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("Genzyme"), Research and Diagnostic Systems, Inc., a Minnesota corporation having its principal place of business at 614 McKinley Place, Minneapolis, Minnesota 55413-2610 ("R&D") and Techne Corporation, a Minnesota corporation and the sole stockholder of R&D having its principal place of business at 614 McKinley Place, Minneapolis, Minnesota 55413-2610 ("Techne").

                                    RECITALS

     WHEREAS, Genzyme, through its Diagnostics business unit, is engaged in the business of developing, manufacturing and selling a line of cytokines, growth factors, antibodies, proteins, cytokine and apoptosis ELISA systems, and other research products used in the areas of immunology and cellular biology (collectively, the "Business");

     WHEREAS, the parties intend that R&D shall purchase from Genzyme and Genzyme shall sell to R&D, certain specified tangible and intangible assets of that portion of the business of Genzyme that principally relates to the Business on the terms and subject to the conditions more fully set forth in this Agreement (the "Acquisition");

     WHEREAS, Genzyme desires to grant to R&D certain rights with respect to certain intellectual property and proprietary materials related to the Business (the "Technology Rights"; the Acquisition and the grant of the Technology Rights are sometimes referred to collectively herein as the "Transaction");

     WHEREAS, a portion of the consideration for the Acquisition will consist of shares of Common Stock of Techne and Techne is covenanting to register the sale of such shares to the public; and

     WHEREAS, Genzyme, Techne and R&D desire to make certain representations, warranties and agreements in connection with the Acquisition and also desire to prescribe various conditions precedent to the Acquisition.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   THE ACQUISITION

     1.1 Director Approval. The respective Boards of Directors of R&D, Techne and Genzyme have duly approved the execution and delivery of this Agreement in accordance with the applicable provisions of the Massachusetts Business Corporation Law ("MBCL") and the Minnesota Business Corporation Act ("MBCA"), as applicable, and their respective charter documents.

     1.2 Transfer of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing (defined below) Genzyme will, or will cause its subsidiaries to, sell, convey, transfer, assign, and deliver to R&D, and R&D will purchase from Genzyme the following assets and properties of Genzyme principally relating to the Business, wherever located (collectively referred to in this Agreement as the "Assets"):

     (a)  the goodwill pertaining to the Business;

     (b)  all inventories  associated  with the  Business of the types listed on
Schedule 1.2(b) in the possession or control of Genzyme or its subsidiaries at the time of Closing including: finished goods, raw materials and work-in-progress; packaging materials (vials, caps, labels, plates, cartons, boxes and inserts); marketing and promotional materials, including all literature, catalogs, posters, and videotapes (including all copyright therein); promotional gifts; and exhibit booths (the "Inventory");

     (c) technology owned or licensed by Genzyme associated with the Business listed on Schedule 1.2(c)(A) (collectively, the "Technology"), which Schedule includes:

          (i) to the extent transferable, clones (including nucleic acid constructs); cell lines (including bacterial, eukaryotic, hybridoma, yeast, and nucleic acid host cell lines and expression hosts); vectors (including vector systems and vector constructs); cDNA libraries and other nucleic acid libraries; nucleic acid primers, probes and markers; expression systems; nucleic acid sequence information; gene mapping information; serum pools; genetically engineered or antibody-producing animals; and title to any such materials which are deposited with any third party, including any deposits made with the ATCC or other internationally recognized depository;

          (ii) Good Manufacturing Practice, manufacturing and Quality Assurance/Quality Control protocols and procedures, including Standard Operating Procedures and test results, including the specifications for each product included in the Inventory (the "Specifications for Products" or "Specifications");

          (iii)  product  development  histories  including   documentation  and
     validation data; and

          (iv) all know-how, proprietary techniques and any other confidential information reasonably necessary to enable a reasonably skilled scientist to carry on the current commercial activities of the Business or to make meaningful use of the technology referred to in section 1.2(c)(i)-(iii), including copies of laboratory notebooks, computer files and other documents or portions thereof reflecting such information;

provided that Genzyme shall retain rights in a portion of the Technology as described in Schedule 1.2(c)(B);

     (d)  customer, supplier and other mailing lists listed on Schedule 1.2(d);

     (e) registered and unregistered trademarks and trademark applications listed on Schedule 1.2(e);

     (f) to the extent transferable, Genzyme's rights under the dealer and distributor agreements listed on Schedule 1.2(g);

     (g) 800 phone number(s) for Order Entry, Customer Service and Technical Services listed on Schedule 1.2(g);

     (h) copies of sales history data by customer, by product and by country for past 3 years, including product standard cost (manufactured) and purchase price (bought in) information for each product, and sales volume histories by customer; provided, however, if any of such data is unavailable, then the parties shall reasonably agree to the provision of alternative data;

     (i)  to  the extent  transferable,  Genzyme's  rights under the  agreements
with   vendors  listed  on  Schedule  1.2(i)  and  information  on  purchases of bought-in product;

     (j) copies of accounting information on products to be acquired by R&D including: product costing/standard costs, purchase price variances, bills of material, etc.; provided, however, if any of such information is unavailable, then the parties shall reasonably agree to the provision of alternative information;

     (k) to the extent transferable or sublicensable, Genzyme's rights under the license and sublicense agreements listed on Schedule 1.2(k), which includes licenses to all software currently used by Genzyme in conducting the Business, other than licenses to third-party, non-custom software;

     (l)  copies of marketing studies and/or plans listed on Schedule 1.2(l);

     (m)  copies of current fiscal year sales projections;

     (n)  copies of   commission/compensation   data  on  such Genzyme sales and
marketing personnel who would be potentially employed by R&D, as reasonably requested by R&D;

     (o) research products in development listed on Schedule 1.2(o) and all pre-release validation data relating to such products;

     (p) equipment listed on Schedule 1.2(p) and, to the extent reasonably available, information on its location, date acquired, acquisition costs, depreciation and current book value;

     (q) Genzyme's rights under the open purchase orders and/or commitments to purchase materials, components, inventories, packaging materials listed on
Schedule 1.2(q); and

     (r) to the extent transferable or sublicensable, information relating to the Business contained in the web site(s)/links listed on Schedule 1.2(r), including all copyright therein.

     Notwithstanding the foregoing, Genzyme will not sell, convey, transfer, assign or deliver to R&D any Assets of Genzyme S.R.L., which business Genzyme will continue to operate following the Closing.

     1.3 Consideration for Transfer. Subject to the terms and conditions of this Agreement, at the Closing, R&D and Techne, as the case may be, shall pay the consideration ("Purchase Price") to Genzyme for the transfer of the Assets and the grant of the Technology Rights, consisting of:

     (a) $24,760,000 in cash by wire transfer in same day funds at the time of Closing pursuant to instructions of Genzyme;

     (b) such number of shares of Common Stock of Techne as is determined by dividing the Average Market Price into $17,000,000, subject to the right of Techne to limit the number of shares which it issues to one million and, in lieu of issuing any shares in excess of one million, to pay an additional amount by wire transfer equal to the difference between the aggregate Average Market Price of one million shares and $17,000,000 (the shares so issued are referred to herein as the "Shares"); and

     (c) a royalty payable by R&D to Genzyme in accordance with Section 8 of this Agreement.

     1.4  The Closing.

     (a) The Closing shall be held at the principal offices of Techne at 10:00 a.m. CDT on July 1, 1998, or such other place, time and date as R&D and Genzyme may mutually select (the "Closing").

     (b) At the Closing, in addition to any and all other documents specifically required by this Agreement to be delivered, the parties shall have delivered the documents specified on the Closing Agenda contained in Schedule 1.4.

     1.5 Assumption of Liabilities. Subject to and upon the terms and conditions herein set forth, R&D shall assume and become liable for, from and after the Closing, the following liabilities of Genzyme and its subsidiaries (collectively, the "Assumed Liabilities") and no other liabilities:

     (a) the liabilities of Genzyme or its subsidiaries incurred in connection with the Business specifically listed in Schedule 1.5A, to the extent such liabilities have not been paid or discharged before the Closing;

     (b) all liabilities and obligations of Genzyme and its subsidiaries under the contracts, agreements, commitments, undertakings and promises of Genzyme and its subsidiaries specifically transferred or assigned to R&D pursuant to Section
1.2 and/or set forth in Schedule 1.5B to the extent accruing (or, in the case of obligations, required by the applicable contract to be performed) after the Closing; provided however, that R&D shall not assume or become liable for any such liabilities or obligations to the extent arising from any breach of contract, breach of warranty, tort, infringement or violation of law occurring before the Closing or to the extent arising out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand based upon acts, sales of product, events or conduct occurring before the Closing; and

     (c) all liabilities and obligations of Genzyme and its subsidiaries not incurred in the Ordinary Course of Business during the period beginning on the date hereof and ending upon the Closing, as mutually agreed in writing by the parties.

Other than R&D's liability for the Assumed Liabilities, neither R&D nor Techne shall have liability or responsibility for any liability of Genzyme.

     1.6 Allocation of Purchase Price. The consideration paid by R&D to Genzyme for the transfer of the Assets, as determined pursuant to Section 1.3, shall be allocated by R&D and Genzyme to the Assets in accordance with the provisions of
Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. R&D and Genzyme agree that the fair market value of the Assets for federal, state and other tax purposes will be the value of the Assets as determined by the following procedure: (a) within 90 days of the Closing, R&D shall deliver to Genzyme two copies of an agreement in the form attached hereto as Exhibit 1.6 executed by R&D setting forth the fair market value of the Assets with a completed Internal Revenue Service Form 8594 entitled "Asset Acquisition Statement under Section 1060" attached; and (b) Genzyme shall consent in writing to such fair market values of the Assets, such consent not to be unreasonably withheld, by executing a copy of such agreement and returning it to R&D within ten business days. Notwithstanding the foregoing, Techne agrees that the fair market value of the foreign Assets transferred shall be equal to the net book value of such Assets. The value of intangibles will be determined by a post-Closing appraisal.

     1.7 Sales, Transfer and Use Taxes. R&D shall pay all sales, transfer and use taxes arising out of the transfer of the Assets and shall assume all cost and expense for import/export licenses and customs duties pursuant to such transfer of Assets.

     1.8 Instruments of Conveyance and Transfer. On the date of the Closing, subject to the terms and conditions of this Agreement, (a) Genzyme hereby agrees that it shall deliver or cause to be delivered to R&D or R&D's authorized designee all of the following (the "Conveyance Documents"): such bills of sale, assignments, consents or requests for consents, endorsements and other recordable instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to R&D and its counsel, as shall be effective to vest in R&D all of the right, title and interest of Genzyme in and to the Assets, free and clear of all liens, charges, easements, mortgages, pledges, claims of ownership, security interests, levies, attachments, restrictions and other encumbrances in favor of any third party (collectively referred to in this Agreement as a "Lien") other than the Assumed Liabilities, and (b) R&D hereby agrees that it shall execute and deliver such agreements assuming the Assumed Liabilities in form and substance reasonably satisfactory to Genzyme and its counsel.

     1.9 Physical Transfer of the Assets. R&D and Techne agree that the physical transfer of the Assets shall occur in accordance with Schedule 1.9 hereto. Within 5 business days of both the date of Closing and the date of physical transfer of the Inventory to R&D in accordance with Schedule 1.9, Genzyme will provide R&D a report containing costed, detailed perpetual Inventory listings for raw materials, work-in-process and finished goods as of the date of Closing and the date of physical transfer of the Inventory, as the case may be.

     1.10 Schedules. Schedules attached to this Agreement at the time it is executed shall be complete with the exception of Schedule 1.2(d), which at the time of execution will be summary in nature and will not identify customers or persons on mailing lists by name, and Schedules 1.2(b) and 1.2(q), which will reflect the Inventory and open purchase orders and/or other commitments as of the date hereof. At the Closing, the initial version of Schedule 1.2(d) containing summary information will be replaced by a revised Schedule 1.2(d) containing specific, complete, detailed information, and Schedules 1.2(b) and 1.2(q) will be updated as of the date of Closing. The final Schedules will be initialed by Genzyme and R&D.

     1.11 Definitions. Certain capitalized terms used in this Agreement and not otherwise defined herein shall have the definitions specified in the attached
Schedule 1.11.

2.   REPRESENTATIONS AND WARRANTIES OF GENZYME

     Subject to the qualification that representations and warranties as to particular Schedules are limited at the time of execution of this Agreement by the summary nature of required information permitted by Section 1.10 until such Schedules are replaced prior to the Closing, Genzyme represents and warrants to Techne and R&D that:

     2.1 Organization, Authority, Approval and Enforceability.

     (a) Genzyme is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect.

     (b) Genzyme has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Stockholder's Rights Agreement and all documents to be executed by Genzyme in connection with the transactions contemplated hereby and thereby and all corporate action of Genzyme necessary for such execution, delivery and performance has been duly taken.

     (c) No approval of this Agreement, the Stockholder's Rights Agreement or the transactions contemplated hereby or thereby is required by the stockholders of Genzyme under the Articles of Organization or Bylaws of Genzyme, the MBCL, or otherwise.

     (d) This Agreement, the Stockholder's Rights Agreement and all documents to be executed by Genzyme in connection with the transactions contemplated hereby and thereby each is, and upon due execution and delivery by the parties thereto will be, a legal, valid and binding obligation of Genzyme, enforceable against Genzyme in accordance with its respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to general equity principles.

     (e) The execution and delivery by Genzyme of this Agreement and the Stockholder's Rights Agreement, and the execution and delivery of all documents to be executed by Genzyme in connection with the transactions contemplated hereby and thereby do not, and the performance and consummation by Genzyme of the transactions contemplated by this Agreement and the Stockholder's Rights Agreement will not, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of the Articles of Organization or Bylaws of Genzyme, as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment to which Genzyme is a party or to which it or its assets are subject that has or is likely to have a Material Adverse Effect.

     2.2 Title to Assets. Genzyme has good and marketable title to the Assets, free and clear of any and all Liens except as set forth in Schedule 2.2A. Upon delivery by Genzyme to R&D of the Assets at Closing and pursuant to the terms of this Agreement, R&D will acquire good and marketable title to the Assets, free and clear of any and all Liens except as set forth on Schedule 2.2.B.

     2.3 Schedules Complete. The assets and properties listed in the various Schedules to Section 1.2 of this Agreement constitute all material assets and properties used by Genzyme in its conduct of the Business as of the date of this Agreement.

     2.4 Condition of Assets. All Assets are and shall be in satisfactory operating condition and free from any material defects, except for normal wear and tear.

     2.5 Equipment and Inventory.

     (a) All items of tangible personal property, including equipment and supplies included in the Assets and currently used by Genzyme in the Business are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used;

     (b) Schedule 1.2(b) is a substantially correct and complete list as of the date of this Agreement of all material inventories of raw materials, work-in-process, parts, supplies and finished products included in the Assets, identified by category and location; and

     (c) Except as specifically requested by R&D in writing pursuant to Section 10 of this Agreement, the Inventory has been and will be through the date of Closing maintained at levels consistent with the practices of Genzyme prior to April 1, 1998 and at levels sufficient to meet the reasonably anticipated purchase orders of its customers subject to normal scheduling of manufacturing of items produced by Genzyme and of purchasing items manufactured by others.

     2.6 No Product Liability Claims. Except as identified in Schedule 2.6, no product liability claims or claims of intellectual property infringement have been asserted or, to Genzyme's knowledge, overtly threatened against Genzyme with respect to the Business.

     2.7 Customers. Schedule 1.2(d) includes a complete and current schedule of all the Business' customers.

     2.8 Products. A list of all of the products currently sold and available from Genzyme in connection with the Business is set forth in Schedule 2.8.

     2.9 Warranty Policies. Schedule 2.9 sets forth all of the product warranty, repair and replacement policies and obligations of the Business.

     2.10 No Violation of Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder by Genzyme will violate or conflict with any agreement, contract, note, debt instrument, security agreement or mortgage, or any other commitment binding upon Genzyme that has or is likely to have a Material Adverse Effect.

     2.11 Taxes. Genzyme has accurately prepared and timely filed all income tax returns and other tax returns required to be filed, and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to said returns or pursuant to any assessment which has been received by it, and with respect to which the failure to prepare, file pay or make provision for would result in a lien on any of the Assets.

     2.12 Insurance. The policies of product liability insurance in effect with respect to the Business are, through the date of this Agreement, valid, outstanding and enforceable policies. Genzyme has consistently carried $1,000,000 or more of product liability insurance coverage without lapse, which coverage shall apply to all products sold through the Business through the date of Closing.

     2.13 Compliance with Applicable Law. With respect to the Business, Genzyme has duly complied in respect of products, operations, machinery and equipment and all other property, practices and aspects of the Business, and the Business and the Assets transferred hereunder to R&D comply with all applicable Laws, orders, ordinances, judgments and decrees of all governmental authorities (foreign, federal, state, local or otherwise) where the failure to comply would have a Material Adverse Effect.

     2.14 Financial Information. Attached as Schedule 2.14 are: (a) unaudited statements of revenues, cost of sales, gross profit and direct expenses of the Business for the years ended December 31, 1995, 1996 and 1997; and (b) unaudited statements of revenues, cost of sales, gross profit and direct expenses of the Business for the six months ended June 30, 1996 and 1997 and the three months ended March 31, 1998 (such financial information being collectively referred to as the "Financial Information"). Since December 31, 1997, Genzyme has conducted the Business and kept records for the Business in a consistent manner without material change of policy or procedure.

     2.15 No Material Adverse Change. Except as set forth in Schedule 2.15, since June 30, 1997, there has not been any Material Adverse Change in the business, operations, properties, prospects, assets or condition of the Business, and no event has occurred or circumstance exists that can reasonably be foreseen to result in such a Material Adverse Change.

     2.16 Product Recalls. Except as set forth in Schedule 2.16, Genzyme has not experienced any seizure, recall or market withdrawal of any product with respect to the Business nor has it been requested to conduct a recall or market withdrawal with respect to the Business by any governmental agency within the last five (5) years. There is no action or proceeding, pending or, to the best of Genzyme's knowledge, threatened, by any governmental agency against Genzyme of which Genzyme is aware relating to the safety of any of Genzyme's products related to the Business.

     2.17 Litigation. Except as disclosed in Schedule 2.17, no action, suit, proceeding or investigation is pending or, to the best knowledge of Genzyme, threatened against Genzyme nor, to the best knowledge of Genzyme, is there any basis therefor, which action, suit, proceeding and investigation questions the validity of this Agreement or the right of Genzyme to enter into it or to take any action in connection with it, or which can reasonably be foreseen to result, either individually or in the aggregate, in a Material Adverse Effect.

     2.18 No Brokers. Genzyme has not entered into any agreement that could give rise to any liability on the part of Techne or R&D for brokerage, finder's or agent's fees or commissions in connection with this Agreement or any transaction contemplated hereby.

     2.19 Warranty. Genzyme warrants that the inventory of finished goods listed on Schedule 1.2(b) will be in accordance with the Specifications for Products as set forth in Schedule 2.19 attached hereto. In the event that an inventory item does not conform with its Specifications for Products, upon written notice from R&D specifying such non-conformity, and as confirmed by Genzyme, Genzyme shall at its own cost without unreasonable delay deliver new product for the replacement of the defective quantity or R&D shall be credited against the next Royalty payment due pursuant to Section 8 the cost of the defective item, based on the standard cost therefor identified in Schedule 1.2(j). Upon Genzyme's direction, R&D shall either return such defective quantity at Genzyme's cost or destroy it. Genzyme's obligations under the second and third sentences of this
Section 2.19 shall terminate, in the case of finished goods, upon the expiration date of such goods on a product-by-product basis, and in the case of work-in-process and raw materials, six months from the date of Closing.

     2.20 Disclosure. No representation or warranty of Genzyme contained in this Agreement contains any untrue statement of a material fact and, when taken as a whole, such statements do not omit to state a material fact necessary in order to make the statements therein not misleading.

3.  REPRESENTATIONS AND WARRANTIES OF R&D AND TECHNE

     R&D and Techne jointly and severally represent and warrant to Genzyme that:

     3.1 Organization and Standing.

     (a) Each of R&D and Techne is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect.

     (b) Each of R&D and Techne has delivered to Genzyme complete and accurate copies of its Articles of Incorporation and Bylaws, each as amended to date.

     3.2 Authority, Approval and Enforceability.

     (a) Each of R&D and Techne has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, the
Stockholder's Rights Agreement and all documents to be executed by it in connection with the transactions contemplated hereby and thereby, and to issue the Shares, and all corporate action of R&D and Techne necessary for such execution, delivery, performance and issuance has been duly taken.

     (b) No approval of this Agreement or the Stockholder's Rights Agreement or the transactions contemplated hereby or thereby is required by the stockholders of R&D or Techne, under their respective Articles of Incorporation or Bylaws, the MBCA or otherwise.

     (c) The execution and delivery by R&D and Techne of this Agreement and by Techne of the Stockholder's Rights Agreement, and the issuance by Techne of the

Shares and the execution and delivery of all documents to be executed by R&D and/or Techne in connection with the transactions contemplated hereby and thereby do not, and the performance and consummation by R&D and Techne of the transactions contemplated by this Agreement and the Stockholder's Rights Agreement will not, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of the Articles of Incorporation or Bylaws of either R&D or Techne, or any statute, rule, regulation, judicial or governmental decree, order or judgment, agreement, lease or other instrument to which either R&D or Techne is a party or to which it or its assets are subject that has or is likely to have a Material Adverse Effect.

     (d) This Agreement, the Stockholder's Rights Agreement and all documents to be executed by R&D and/or Techne in connection with the transactions contemplated hereby and thereby each is, and upon due execution and delivery by the parties thereto will be, a legal, valid and binding obligation of the executing party, whether R&D or Techne or both, enforceable against the executing party, whether R&D or Techne or both, in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to general equity principles.

     (e) All corporate action on the part of Techne, its directors and stockholders necessary for the issuance of the Shares and the performance of Techne's obligations under this Agreement and under any other agreement referred to herein has been taken. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that the Shares are subject to restrictions on transfer under state and/or federal securities laws. The issuances by Techne of the Shares are not subject to any preemptive rights or rights of first refusal which have not been waived or terminated prior to the Closing.

     3.3 Capitalization.

     (a) The authorized capital stock of Techne consists of 50,000,000 shares of Common Stock (the "Common Stock") and 5,000,000 shares of undesignated capital stock, none of which are issued and outstanding. Schedule 3.3 sets forth the number of shares of Common Stock of Techne issued and outstanding as of the date of this Agreement. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

     (b) Options representing in the aggregate the right to purchase 1,245,058 shares of Common Stock pursuant to Techne's 1987 Incentive Stock Option Plan, 1997 Incentive Stock Option Plan and 1988 Nonqualified Stock Option Plan are outstanding as of the date hereof.

     (c) Except as set forth in paragraphs (a) and (b) of this Section 3.3 or as a result of the exercise of outstanding options, there are not, as of the date hereof, any other shares of Techne capital stock authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements or commitments, obligating Techne to issue, transfer, sell, repurchase or redeem any shares of its capital stock or other securities of Techne. There are no written stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Techne.

     3.4 No Violation of Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder by R&D or Techne will violate or conflict with any law, contract, note, debt instrument, security agreement or mortgage, or any other commitment binding upon R&D or Techne that has or is likely to have a Material Adverse Effect.

     3.5 Techne Commission Filings; Financial Statements. Techne has previously delivered to Genzyme its (a) Annual Report on Form 10-K for the year ended June 30, 1997 as filed with the Commission; (b) all proxy statements relating to meetings of Techne stockholders held or currently scheduled to be held since June 30, 1997; and (c) all other reports filed by Techne with the Commission under the Exchange Act since June 30, 1997. As of the respective dates of their filing with the Commission, all reports, statements, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Techne with the Commission since June 30, 1997 (such reports, statements, registration statements and other filings, together with any amendments thereto, being sometimes collectively referred to as the "Techne Commission Filings") complied in all material respects with the requirements of the Securities Exchange Act and did not contain, at the time of the filing thereof, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of Techne's audited consolidated financial statements dated June 30, 1997 and unaudited consolidated financial statements dated September 30, 1997, December 31, 1997 and March 31, 1998 (including any related notes or schedules) included in the Techne Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly presents the financial position of Techne and its consolidated Subsidiaries (as defined below) as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year end adjustments which are not materially adverse. Techne has timely filed with the Commission all reports required to be filed under Section 13, 14 or 15 of the Exchange Act since June 30, 1997.

     3.6 Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Except as disclosed in Techne Commission Filings filed as of the date hereof, Techne's unaudited consolidated financial statements for the fiscal period ended March 31, 1998 previously delivered to Genzyme, or Schedule 3.6, since June 30, 1997, there has not been, occurred or arisen, whether or not in the ordinary course of business:

          (i) any damage or destruction in the nature of a casualty loss (including, without limitation, any occurrence affecting the soil or groundwater condition of any real property presently or formerly owned, operated or leased by Techne or its Subsidiaries), whether covered by insurance or not, having a Material Adverse Effect; or

          (ii) any declaration, setting aside or payment of a dividend (whether in cash, stock, or property) in respect of, or repurchase or redemption of, the capital stock of Techne or any of its Subsidiaries (other than a wholly owned Subsidiary); or

          (iii) any actual or, to the knowledge of Techne, threatened strike (whether asserted or unasserted) or other labor trouble or dispute involving employees of Techne or any of its Subsidiaries which has had or is having a Material Adverse Effect; or

          (iv) any borrowing or lending of money or guarantee of any obligation by Techne nor any of its Subsidiaries, except in the ordinary course of business; or

          (v) any application, amendment, termination, renewal based on false and misleading disclosures or failure to renew with respect to, any agreement or insurance policy which has a Material Adverse Effect; or

          (vi) any disposition of any material properties or assets used in the business of Techne or its Subsidiaries except sales from inventory made in the ordinary course of business; or

          (vii) any violation of or conflict with any applicable laws, statutes, orders, rules and regulations promulgated or judgment entered by any federal, state, county, local or foreign court or governmental authority which, individually or in the aggregate, has had or is having a Material Adverse Effect (or insofar as Techne knows, can reasonably be foreseen to have a Material Adverse Effect); or

          (viii) any notice or any violation or investigation by any governmental authority that has had or is having a Material Adverse Effect (or, insofar as Techne knows, can reasonably be foreseen to have a Material Adverse Effect);

          (ix) any other Material Adverse Change.

     3.7  Litigation.  Except as disclosed in the Techne  Commission  Filings or
Schedule 3.7, no action, suit, proceeding or investigation is pending or, to the best knowledge of the officers of R&D and Techne, threatened against R&D or Techne nor, to the best knowledge of the officers of R&D and Techne, is there any basis therefor; provided, however, that the foregoing includes only any actions, suits, proceedings and investigations, pending or threatened, which questions the validity of this Agreement or the right of R&D or Techne to enter into it or to take any action in connection with it, or which can reasonably be foreseen to result, either individually or in the aggregate, in a Material Adverse Effect.

     3.8 Governmental and Other Consents. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any securities exchange or market on the part of R&D or Techne is required in connection with the valid execution and delivery of this Agreement, or the offer, sale, or issuance of the Shares, except the qualification, if required, of the Shares under applicable state securities laws, which qualification has been affected, and other routine post-closing filings under applicable state securities laws, which filings will be completed on a timely basis.

     3.9 Offering. Relying in part on the accuracy of the representations made by Genzyme in the Stockholder's Rights Agreement, the offer, sale and issuance of the Shares in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended.

     3.10 No Conflicting Agreements. To the best of R&D's and Techne's knowledge, no employee of R&D or Techne is, or will be in connection with the operations or proposed operations of R&D and Techne, in violation of any term of any employment contract, proprietary information and inventions agreement, or any other contract or agreement relating to the relationship of any such employee with R&D or Techne or any previous employer.

     3.11 Subsidiaries. Except as set forth on Schedule 3.11 (the entities set forth therein being referred to as the "Subsidiaries"), neither R&D nor Techne presently owns or controls, directly or indirectly, or has any stock or other material interest as owner or principal in, any other corporation or partnership, joint venture, association or other business venture or entity.

     3.12 Tax Matters. Each of R&D and Techne have accurately prepared and timely filed all income tax returns and other tax returns required to be filed by them and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to said returns or pursuant to any assessment which has been received by either of them, and with respect to which the failure to prepare, file, pay or make provision for would have a Material Adverse Effect on either R&D or Techne.

     3.13 Insurance. The policies of fire, liability, workmen's compensation and other forms of insurance in effect with respect to R&D and Techne are valid, outstanding and enforceable policies and, except with respect to product liability, provide continuous and adequate insurance coverage for the property, assets and operations of R&D, without lapse, on an occurrence basis. R&D and Techne have not been refused any insurance nor has its coverage been limited by any insurance carrier to which it has applied for insurance during the last three (3) years. With respect to product liability insurance, R&D and Techne are self-insured.

     3.14 Environmental and Safety Laws. To the best of their knowledge, (a) neither R&D nor Techne is in violation of an applicable statute, law or regulation relating to the environment or occupational health and safety, and
(b) no material expenditures which would have a Material Adverse Effect are or will be required in order to comply with any such existing statute, law or regulation.

     3.15 No Brokers. Neither R&D nor Techne has incurred any liability for brokerage, finder's or agent's fees or commissions in connection with this Agreement or any transaction contemplated hereunder.

4.   COVENANTS OF GENZYME PRIOR TO CLOSING DATE

     4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Genzyme will:

     (a) afford R&D reasonable access to the personnel, properties, contracts, books and records, and other documents and data of Genzyme associated with the Business;

     (b) furnish R&D with copies of all such contracts, books and records, and other existing documents and data as R&D may reasonably request; and

     (c) furnish R&D with such additional financial, operating, and other data and information as R&D may reasonably request.

     Notwithstanding the foregoing, R&D will not be entitled access to the customer and mailing lists referenced in Schedule 1.2(d) until the Closing.

     4.2 Operation of the Business. Between the date of this Agreement and the Closing Date, Genzyme will:

     (a) conduct the Business only in the Ordinary Course of Business;

     (b) use its Best Efforts to preserve intact the current business organization of the Business, keep available the services of current sales and service employees, and maintain the relations and good will with suppliers, customers, employees, agents, and others having business relationships with the Business;

     (c) confer with R&D concerning  operational  matters of a material  nature;
and

     (d) otherwise report periodically to R&D concerning the status of the business and operations of the Business.

     4.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Genzyme will not, without the prior consent of R&D, take any affirmative action, or fail to take any reasonable action within its control, as a result of which a Material Adverse Change is likely to occur.

     4.4 Required Approvals. To the extent it has not already done so, as promptly as practicable after the date of this Agreement, Genzyme will make all filings required by Legal Requirements to be made by it in order to consummate the Transaction (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Genzyme will:

     (a) reasonably cooperate with R&D with respect to all filings that R&D or Techne elects to make or is required by Legal Requirements to make in connection with the Transaction; and

     (b) reasonably  cooperate with R&D in obtaining all consents  identified in
Section 6.2.

     4.5 Notification. Between the date of this Agreement and the Closing Date, Genzyme will promptly notify Techne and R&D in writing if Genzyme becomes aware of any fact or condition that causes or constitutes a Breach of any of Genzyme's representations and warranties as of the date of this Agreement, or if Genzyme becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

     4.6 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 16.3, Genzyme will not directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Techne and R&D) relating to any transaction involving the sale of the Business or assets (other than in the Ordinary Course of Business) of the Business, or any merger, consolidation, business combination, or similar transaction involving the Business.

     4.7 Best Efforts. Between the date of this Agreement and the Closing, Genzyme will use its Best Efforts to cause the conditions in Sections 6 and 7 to be satisfied.

5.   COVENANTS OF TECHNE AND R&D

     5.1 Approvals of Governmental Bodies. To the extent it has not already done so, as promptly as practicable after the date of this Agreement, Techne and R&D will make all filings required by Legal Requirements to be made by them to consummate the Transaction (including all filings under the HSR Act). Between the date of this Agreement and the Closing, Techne and R&D will reasonably cooperate with Genzyme with respect to all filings that Genzyme is required by Legal Requirements to make in connection with the Transaction, and reasonably cooperate with Genzyme in obtaining all consents identified in Section 6.2; provided that this Agreement will not require Techne or R&D to dispose of or make any change in any portion of their business or to incur any other burden to obtain a Governmental Authorization.

     5.2 Access and Investigation. Between the date of this Agreement and the Closing, R&D and Techne will allow Genzyme, through its employees and representatives, to have access to the contracts, books, records, documents, personnel, assets, properties, business, operations and other information of R&D and Techne as Genzyme may reasonably request in connection with its examination of R&D and Techne with respect to the Transaction.

     5.3 Notification. Between the date of this Agreement and the Closing Date, R&D and/or Techne will promptly notify Genzyme in writing if R&D or Techne becomes aware of any fact or condition that causes or constitutes a Breach of any of R&D's or Techne's representations and warranties as of the date of this Agreement, or if R&D or Techne becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time or occurrence or discovery of such fact or condition.

     5.4 No Negotiation. Until such time as this Agreement is terminated pursuant to Section 16.3, R&D and Techne will not directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person (other than Genzyme) relating to any transaction involving the purchase of a business or assets substantially similar to the Business and Assets to be purchased pursuant to this Agreement (other than in the ordinary course of business), or any merger, consolidation, business combination or similar transaction involving a business or assets substantially similar to the Business and Assets to be purchased pursuant to this Agreement.

     5.5 Best Efforts. Between the date of this Agreement and the Closing, Techne and R&D will use their Best Efforts to cause the conditions in Sections 6 and 7 to be satisfied.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF TECHNE AND R&D

     The   obligations  of  Techne  and  R&D  to  consummate  the   transactions
contemplated by this Agreement shall be subject, at their option, to the fulfillment at or prior to Closing of each of the following conditions:

     6.1 Conveyance and Assignment. Genzyme shall have duly executed and delivered to R&D each of the Conveyance Documents, to the reasonable satisfaction of R&D and its counsel, required by Section 1.8 hereof, above, to sell, convey, assign, grant and otherwise transfer to R&D all right, title and interest in and to the Assets.

     6.2 Consents. R&D shall have received evidence, in form and substance reasonably satisfactory to R&D and its counsel, that such licenses, permits, consents, approvals, waivers, authorizations, qualifications and orders of governmental authorities and parties to contracts with Genzyme as are necessary for the consummation of the transaction have been diligently requested or obtained.

     6.3 Accuracy of Representations and Warranties. The representations and warranties of Genzyme contained in this Agreement shall be accurate and complete in all material respects on and as of the date of Closing with the same effect as though such representations and warranties had been made on and as of such date and Genzyme shall have delivered to R&D a certificate to that effect executed by Genzyme and dated as of the date of Closing.

     6.4 Performance of Agreements. Each and all of the conditions precedent and agreements of Genzyme subject to satisfaction on or before the date of Closing pursuant to the terms of this Agreement shall have been performed or satisfied in all material respects and Genzyme shall have delivered to R&D a certificate to such effect executed by Genzyme and dated as of the date of Closing.

     6.5 Actions or Proceedings. No action, suit or other proceeding before a court, tribunal or other governmental agency or body not disclosed on the Schedules hereto shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction that would otherwise have a Material Adverse Effect.

     6.6 Stockholder's Rights Agreement. Genzyme shall have executed the Stockholder's Rights Agreement in the form attached hereto as Exhibit 6.6 (the "Stockholder's Rights Agreement").

     6.7 No Adverse Change. There shall have been no event since the date hereof which has occurred or which has been disclosed to R&D which has had or could be reasonably expected to have a Material Adverse Effect.

     6.8 Court Orders. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would make the acquisition or holding by R&D of the Assets illegal or impose material limitations on its ability to exercise full rights of ownership with respect to such Assets.

     6.9 Opinion of Counsel for Genzyme. On the date of the Closing counsel for Genzyme shall have delivered to R&D and Techne an opinion, dated as of the date of Closing, in substantially the form of Exhibit 6.9.

     6.10 Additional Documents. Genzyme shall have delivered to R&D such documents and instruments as R&D may reasonably request in connection with this Agreement and the consummation of the transactions contemplated hereby, including the documents and certificates listed on the Closing Agenda to be furnished by Genzyme to R&D.

     6.11 HSR Act. As of the date of Closing, all waiting periods applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated.

     6.12 Minimum Average Market Price. The Average Market Price shall be not less than $16.00 per share.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF GENZYME

     The obligations of Genzyme to consummate the transactions contemplated by this Agreement shall be subject, at Genzyme's option, to the fulfillment at or prior to Closing of each of the following conditions:

     7.1 Purchase Price. Techne shall have delivered the Purchase Price at the Closing as provided in Section 1.3.

     7.2 Accuracy of Representations and Warranties. The representations and warranties of R&D and Techne contained in this Agreement shall be accurate and complete on and as of the date of Closing with the same effect as through such representations and warranties had been made on or as of such date and R&D and Techne shall have delivered to Genzyme a certificate to that effect signed by an officer of R&D and an officer of Techne, and dated as of the date of Closing.

     7.3 Performance of Agreements. Each and all of the conditions precedent and agreements of R&D and of Techne subject to satisfaction on or before the date of Closing pursuant to the terms of this Agreement shall have been performed or satisfied and R&D and Techne shall have delivered to Genzyme a certificate to that effect signed by an officer of R&D and an officer of Techne, and dated as of the date of Closing.

     7.4 Actions or Proceedings. No action, suit or other proceeding before a court, tribunal or other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction, or in connection with any material claim against R&D not disclosed on the Schedules hereto.

     7.5 Opinion of Counsel for R&D and Techne. On the date of the Closing counsel for R&D and Techne shall have delivered to Genzyme an opinion, dated as of the date of Closing, in the form of Exhibit 7.5.

     7.6  Stockholder's  Rights  Agreement.   Techne  shall  have  executed  and
delivered the  Stockholder's  Rights  Agreement in the form  attached  hereto as
Exhibit 6.6.

     7.7 No Adverse Change. There shall have been no event since the date hereof which has occurred or which has been disclosed to Genzyme which has had or could be reasonably expected to have a Material Adverse Effect.

     7.8 Court Orders. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would make the acquisition or holding by R&D of the Assets illegal or impose material limitations on its ability to exercise full rights of ownership with respect to such Assets.

     7.9 HSR Act. As of the date of Closing, all waiting periods applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated.

8.   ROYALTIES

     8.1 Royalty Payment. In consideration of the transfer of the Assets by Genzyme to R&D, R&D shall pay to Genzyme the "Royalty," as described in Schedule
8.1 in the manner indicated in Section 8.2.

     8.2 Manner of Payment.

     (a) The Royalty shall be paid in U.S. dollars by R&D to Genzyme quarterly by the forty-fifth (45th) day following the end of each calendar quarter (i.e., on May 15, August 14, November 15 and February 14) of each year. In the event that any sum of money owed to Genzyme as Royalties hereunder is not paid either
(i) with respect to any basic Royalty amount, when due, or (ii) with respect to any corrected Royalty amount, within twenty (20) days after correction to the statement accompanying each Royalty payment based on a correction found to be necessary by Genzyme, R&D or an audit under Section 8.3, then the unpaid amount shall bear interest from the date originally due, compounded monthly, at an annual rate of two (2) percentage points above the published prime rate of BankBoston, N.A. on the day such payment was due, or at the highest annual rate permitted by law, whichever is lower, until paid.

     (b) Royalty payments shall be accompanied by a written statement showing in reasonable detail royalty bearing sales occurring during the period and a computation of the relevant Royalty payment. This written statement and attachments thereto shall be treated by Genzyme as Techne Confidential Information pursuant to Section 11.

     (c) R&D shall provide to Genzyme upon reasonable request an annual report, not later than the sixtieth (60th) day following the end of the fiscal year, on all royalty-bearing sales occurring during such fiscal year.

     8.3 Audit and Inspection Rights. R&D shall keep books and records in sufficient detail to enable the Royalty to be determined and shall retain such records for each calendar quarter for a minimum of three years from the end of such calendar quarter. Upon reasonable notice and during regular business hours, R&D shall make available such records for audit by an independent agent selected by Genzyme, subject to the independent agent's execution of a reasonable confidentiality agreement, to verify the accuracy of the reports provided to Genzyme. Any such audit shall be performed at Genzyme's expense, except if such audit reveals underpayments by R&D of more than the lesser of five percent (5%) of the correct amount of Royalties due hereunder or $25,000, whichever is less, during any quarter then such audit shall be at the sole expense of R&D.

9.   MANUFACTURING AND TECHNICAL ASSISTANCE BY GENZYME

     Promptly after the Closing, Genzyme shall provide R&D with the originals and all but one copy (retained solely for archival purposes) of the tangible manifestations of the Technology, including but not limited to all documents, pictures, writings and cell cultures embodying any of the Technology, to the extent that Genzyme owns or can transfer such tangible manifestations. Genzyme also agrees to provide to R&D such further Technology which is not tangibly manifested, including its expertise and know-how, as is reasonably necessary or useful to enable R&D to carry on the current commercial activities of the Business or to make meaningful use of the Technology. In connection with the transfer of such Technology, Genzyme shall make available to R&D at Genzyme's Cambridge, Massachusetts facility, for up to 30 hours per week not to exceed 300 hours in the aggregate during the three months following the Closing, the services of competent and knowledgeable manufacturing and technical personnel to confer with R&D personnel concerning the Technology. Any services provided by Genzyme personnel pursuant to this Section 9 in excess of 300 hours or after three months following the Closing shall be reimbursed by Techne at Genzyme's fully-burdened cost.

10.  TRANSITION SALES AND MANUFACTURING OBLIGATION

     10.1 Sales of Inventory. For not more than 31 days after the Closing but prior to physical transfer of the Inventory in accordance with Schedule 1.9, Genzyme shall continue to accept purchase orders for the Genzyme Products, including purchase orders placed by R&D for shipment to third parties and purchase orders placed directly with Genzyme by third parties, and to fill such purchase orders from the Inventory ("Inventory Sales"). Genzyme shall not be obligated to accept or fill any orders that cannot be satisfied from the Inventory or from production manufactured at the request of R&D pursuant to
Section 10.2. Genzyme shall issue invoices for such Inventory sales and shall collect payment of such invoices. The amounts of all such invoices shall be credited against the next Royalty payment due under Section 8.1. Within 10 days of the end of such period, Genzyme shall provide to R&D a written statement showing in reasonable detail the amount of such invoices. Genzyme shall keep books and records in sufficient detail to enable R&D to verify the accuracy of the report it provided to R&D and shall retain such records for three years from the end of such period. Upon reasonable notice and during regular business hours, Genzyme shall make available such records for audit by an independent agent selected by R&D to verify the accuracy of the report provided by it to R&D.

     10.2 Products and Pricing. For three months from the Closing (the "Transition Period"), Genzyme agrees to sell to R&D and R&D agrees to buy those Genzyme Products of the type that Genzyme manufactured prior to Closing (as opposed to those Genzyme Products purchased by Genzyme from a third party manufacturer for resale) in the quantities indicated in a purchase order to be provided by R&D to Genzyme within one (1) week following the Closing. Such sales of Genzyme Products shall be at Genzyme's Actual Cost of Production therefor plus 25%, but not to exceed two times the standard cost identified under Section 1.2(j). For the purposes of conducting such manufacture during the Transition Period, R&D grants to Genzyme a license to make or have made for R&D such products consistent with the Technology rights of the Business held by R&D.

     10.3 Sales Support. Prior to physical transfer of the Inventory in accordance with Schedule 1.9 and transfer of the 800 phone number contained in
Schedule 1.2(g), Genzyme shall provide technical support and sales support ("Support Services") to third party purchasers of Genzyme Products, whether such Genzyme Products were sold by Genzyme prior to the Closing or are sold for the account of R&D after the Closing. Following the transfer of Inventory, R&D shall provide the Support Services (a) to all third party purchasers of such Genzyme Products and (b) to all purchasers of products sold by R&D in connection with any use of the "Genzyme" name or trademark or tradename acquired hereunder. Each party shall provide such Support Services at a level of quality characterized by the Support Services currently provided by Genzyme to its customers.

     10.4 Warranty. Genzyme warrants that the products purchased by R&D from Genzyme under Section 10.2 will be in accordance with the Specifications for Products as set forth in Schedule 2.9 attached hereto. In the event that an inventory item does not conform with its Specifications for Products, upon written notice from R&D specifying such non-conformity, Genzyme shall at its own cost without unreasonable delay deliver new product for the replacement of the defective quantity or R&D shall be credited against the next Royalty payment due pursuant to Section 8.1 the cost of the defective item. Upon Genzyme's direction, R&D shall either return such defective quantity at Genzyme's cost or destroy it. Genzyme's obligations under the second and third sentences of this
Section 10.4 shall terminate, in the case of finished goods, upon the expiration date of such goods on a product-by-product basis, and in the case of work-in-process and raw materials, six months from the date of Closing.

     10.5 Force Majeure. With respect to this Section 10, neither of the parties shall be liable in any manner for failure or delay in the fulfillment of all or any part of this Agreement directly or indirectly owing to Acts of God, governmental orders or restrictions, war, threat of war, war-like conditions, hostilities, sanctions, mobilization, blockade, embargo, detention, revolution, riot, looting, strike, lockout, plague, fire, flood, earthquake or any other cause or other circumstances beyond the affected party's control. Each of the parties shall take all reasonable steps to minimize the effect of force majeure upon it and performance under this Agreement shall continue promptly after any such effect of force majeure has abated. Notice of any occurrence of force majeure affecting either party shall be given to the other party as soon as possible together with evidence thereof and the expected duration of the period for which performance hereunder shall be delayed.

11.  NONUSE AND NONDISCLOSURE

     11.1 Protection of Confidential Information.

     (a) R&D and Techne understand and agree that confidentiality with respect to the subject matter and performance of this Agreement is of extreme importance, and any breach or violation of an obligation of confidentiality hereunder by R&D or Techne may result in material and irreparable harm to Genzyme. R&D and Techne will hold in confidence and use their Best Efforts to have all of their respective employees, agents, representatives and affiliated companies hold in confidence all Genzyme Confidential Information which is disclosed by Genzyme or its agents to R&D or Techne in connection with the transactions contemplated by this Agreement (including, but not limited to, customer lists and intellectual property rights), and not disclose, publish, use or permit others to use the same. R&D and Techne acknowledge that Genzyme shall be entitled, in addition to all other available remedies, to injunctive and other equitable relief to prevent or remedy any breach of this Agreement and to secure performance under this Agreement.

     (b) Genzyme understands and agrees that confidentiality with respect to the subject matter and performance of this Agreement is of extreme importance, and any breach or violation of an obligation of confidentiality hereunder by Genzyme may result in material and irreparable harm to R&D or Techne. Genzyme will hold in confidence and use its Best Efforts to have all of its respective employees, agents, representatives and affiliated companies hold in confidence all Techne Confidential Information which is disclosed by R&D or Techne or their agents to Genzyme in connection with the transactions contemplated by this Agreement (including, but not limited to, customer lists and intellectual property rights), and not disclose, publish, use or permit others to use the same. Genzyme acknowledges that R&D and Techne shall be entitled, in addition to all other available remedies, to injunctive and other equitable relief to prevent or remedy any breach of this Agreement and to secure performance under this Agreement.

     (c) Prior to the Closing, Genzyme will hold in confidence and use its Best Efforts to have all of its respective employees, agents, representatives and affiliated companies hold in confidence all Transferred Information and not disclose, publish, use or permit others to use the same. Immediately following the Closing, Genzyme will notify its employees, agents, representatives and affiliated companies that it has transferred all rights in and to the Transferred Information and shall notify them of the obligation under this
Section 11 to maintain such Transferred Information in confidence.

      11.2     Nonuse.

     (a) R&D and Techne will use Genzyme Confidential Information only in connection with their evaluation of the transaction contemplated by this Agreement and the performance of their obligations hereunder. Such use of Genzyme Confidential Information shall be made only until this Agreement expires or otherwise terminates. Other than as is contemplated by this Agreement, neither R&D nor Techne will in any way use any Genzyme Confidential Information for its own benefit or the benefit of any third party.

     (b) Genzyme will use Techne Confidential Information only in connection with its evaluation of the transaction contemplated by this Agreement and the performance of its obligations hereunder. Such use of Techne Confidential
Information shall be made only until this Agreement expires or otherwise terminates. Other than as is contemplated by this Agreement, Genzyme will not in any way use any Techne Confidential Information for its own benefit or the benefit of any third party.

     11.3 Exceptions.  The provisions  contained in Section 11.1, 11.2, 11.5 and
11.6 will not apply to any specific Confidential Information which:

     (a) at the time of disclosure to the receiving party is part of, or without violation of this Agreement or fault of the receiving party has become part of, the public knowledge or literature and readily accessible to a third party, provided that any combination of features shall not be deemed within this exception merely because individual features are part of the public knowledge or literature and readily accessible to such third party, but only if the combination itself and its principle of operation are part of the public knowledge or literature and readily accessible to such third party;

     (b) is lawfully obtained by the receiving party from a third party without breach of an obligation of confidence;

     (c) the receiving party can show by reliable documentation was in its possession, free of any obligation of confidentiality, at the time of disclosure to it by the other party; or

     (d) is required by law or court order to be disclosed.

     11.4 Partial Disclosures. In the event that any Confidential Information shall be in any way disclosed to any party other than as is contemplated by this Agreement, or is any way released into the public domain, all Confidential Information that is not so disclosed or released shall nevertheless remain subject to the provisions of this Section 11.

     11.5 Disclosure to R&D and Techne Employees. All of R&D's and Techne's employees to whom any of the Genzyme Confidential Information has been disclosed or is to be disclosed (and any third party who is to have access to the Genzyme Confidential Information) shall have executed R&D's standard form of confidentiality agreement, attached hereto as Exhibit 11.5. At the request of Genzyme, or upon any termination of this Agreement, R&D will promptly return to Genzyme all items of Genzyme Confidential Information, except that one copy may be retained for archival purposes.

     11.6 Disclosure to Genzyme Employees. All of Genzyme's employees to whom any of the Techne Confidential Information has been disclosed or is to be disclosed (and any third party who is to have access to the Techne Confidential Information) shall have executed Genzyme's standard form of confidentiality agreement, attached hereto as Exhibit 11.6. At the request of Techne, or upon any termination of this Agreement, Genzyme will promptly return to Techne all items of Techne Confidential Information, except that one copy may be retained for archival purposes.

12.  INTELLECTUAL PROPERTY INDEMNITY, LIABILITIES AND LIMITATIONS

     12.1 Genzyme Intellectual Property Disclaimer. Genzyme does not warrant (i) the validity or scope of any patent right which is an Asset, or (ii) that anything derived or substantially derived from the Technology or Genzyme Products provided hereunder is or will be free from infringement of patents or intellectual property of third persons. However, Genzyme does represent and warrant that, except as disclosed to R&D and Techne in writing prior to the Closing, to the best of its knowledge after reasonable inquiry that no Genzyme Product infringes any patents or intellectual property rights of any third person.

     12.2 Infringement Indemnity by R&D. R&D will defend Genzyme against and indemnify Genzyme for any damages finally awarded or settlement amounts paid in respect of a claim made against Genzyme that R&D's use of the Technology or sale of Genzyme Products after the Closing infringes any third party's intellectual property rights, provided that Genzyme notifies R&D in writing within twenty
(20) days of any such claim. R&D shall have full control over the defense and settlement of any such claim.

     12.3 Infringement Indemnity by Genzyme. Genzyme will defend R&D against and indemnify R&D for any damages finally awarded or settlement amounts paid in respect of a claim made against R&D or its Affiliates that Genzyme's use of the Technology or sale of Genzyme Products after the Closing and during the Transition Period infringes any third party's intellectual property rights, provided that R&D notifies Genzyme in writing within twenty (20) days of any such claim. Genzyme shall have full control over the defense and settlement of any such claim.

     12.4 Discovering and Reporting Infringements. Subsequent to closing, Genzyme shall promptly report to R&D any third party infringement of R&D's rights in and any patents related to the Technology or the Genzyme Products.

     12.5 No Trademark Rights. Except as provided in Sections 1.2 and 13, no party is hereby acquiring any right in or to any other party's name, any abbreviation thereof, name acronym, its logotype, or other trademarks or any trade name of another party.

13.  TRADEMARK LICENSE

     13.1 Grant of License. The Assets sold hereunder include all rights, title and interest in and to those trademarks, trade names and service marks identified in Schedule 1.2(e). Genzyme uses other trademarks, trade names and services marks in connection with the Business, all of which are identified in

Schedule 13.1 (collectively, the "Licensed Trademarks"). Genzyme grants to R&D and Techne and their Affiliates a nonexclusive, worldwide, royalty-free license (without right of sublicense) to use the Licensed Trademarks in connection with sales of Genzyme Products, including any substantial equivalents thereof and any enhancements or other modifications thereof made in the ordinary course of the business. R&D, Techne and their respective Affiliates admit the validity of, and agree not to challenge, the Licensed Trademarks. All use of the Licensed Trademarks by Techne, R&D and their Affiliates shall inure to the benefit of Genzyme.

     13.2 Quality Control. R&D, Techne and their Affiliates shall use the Licensed Trademarks in conformance with Genzyme's standards and such use shall be under Genzyme's sole control. However, Genzyme acknowledges that use of the Licensed Trademarks shall be in compliance with Genzyme's standards so long as the products sold thereunder are manufactured in a facility which is certified by the United States Food and Drug Administration as meeting its GMP standards or which is certified as meeting standards for CE certification for sales in Europe and the services sold thereunder are provided at a level of quality appropriate for and characterized by the services currently offered by Genzyme under the relevant mark. Upon request by Genzyme, R&D shall supply Genzyme with specimens demonstrating how the Licensed Trademarks are used hereunder, and such other information as may be reasonably requested, and to permit reasonable, periodic inspection of the operations of R&D and/or its Affiliates, at reasonable times and with reasonable notice in order to determine control and quality level of products sold under the Licensed Trademarks.

     13.3 Term of License.  Unless  terminated  earlier under the  provisions of
Section 13.4, the license granted in Section 13.1 shall terminate on the earlier of the date two years from the date of Closing, the latest expiration date of the Genzyme Products included in the Inventory or the date on which R&D ceases to sell Genzyme Products included in the Inventory or manufactured by Genzyme for R&D pursuant to Section 10.2; written notice of which shall be promptly provided to Genzyme. At termination, R&D shall cease all use of the Licensed Trademarks, rights to which shall revert to Genzyme.

     13.4 Termination of License. If R&D or Techne shall breach any of the terms of Sections 13.1 or 13.2 with respect to any particular Licensed Trademark(s), Genzyme shall have the right to terminate the license granted thereunder to use the particular Licensed Trademark(s) by giving R&D and Techne 30 days' notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if the specified breach is cured within said 30-day period or, in the case of breaches not reasonably curable within said 30-day period, if cure thereof is commenced within said 30-day period and diligently thereafter prosecuted. R&D and Techne may terminate the trademark license granted under
Section 13.1 at any time upon written notice.

     13.5 Additional Trademark. After the Closing, Genzyme shall cooperate with Techne in the application for registration as a trademark of "Genzyme/Techne" and any reasonable variations thereof as may be agreed upon by the parties.
Techne shall have exclusive, royalty-free rights to use such trademark in connection with sale of all Genzyme Products and scientifically equivalent R&D products in the territories listed on Schedule 13.5, from the date of Closing until the date two years from the date the termination pursuant to Section 13.3 of the license granted pursuant to Section 13.1, but in no event later than four
(4) years following the Closing. Further, solely in the territories of Japan and Italy, Techne shall have exclusive, royalty-free rights to use the Genzyme/Techne trademark and any reasonable variation thereof agreed upon by the parties, on Qualified Products (as defined in Schedule 8.1) until the date four
(4) years following the Closing subject to the following: (i) Techne grants Genzyme S.R.L. rights co-exclusive with Techne's current Italian distributor (which rights shall be transferable) to market any products bearing the Genzyme/Techne trademark and (ii) Techne will provide Genzyme's current distributors in Japan reasonable access to market any products bearing the Genzyme/Techne trademark. All Genzyme Products and corresponding R&D products sold under the Genzyme/Techne trademark shall be of the same quality standards as set forth in Section 13.2. Upon expiration of this right to use the Genzyme/Techne trademark, Techne shall promptly cease use of such trademark but retain the right to prohibit and prevent use thereof by any other person or party.

14.  INDEMNIFICATION

     14.1 Indemnification by Genzyme.

     (a) Genzyme hereby indemnifies R&D and Techne and agrees to hold harmless and, at R&D's or Techne's request, defend R&D, Techne and R&D's subsidiaries, and the affiliates, directors, officers, employees, agents and independent contractors of each, against and in respect of any and all damages, losses, deficiencies, liabilities, orders, claims, fines, judgments, costs, fees and expenses, including, without limitation, reasonable legal, accounting and other fees and expenses (collectively, "Damages"), incurred or suffered by R&D or Techne as a result of: (i) any breach by Genzyme of any representation or warranty made by it contained in this Agreement or in any other document delivered pursuant hereto; (ii) any other breach or violation by Genzyme of any covenant, agreement, term or condition of this Agreement or the Stockholder's Rights Agreement or in any other document delivered pursuant hereto; (iii) any employment-related lawsuit, action, charge or complaint overtly threatened, brought or filed against Genzyme prior to the date of Closing; (iv) any grossly negligent act or omission or willful misconduct of Genzyme or Genzyme's employees, agents or independent contractors, including but not limited to any act or omission that contributes to (A) any personal injury, sickness, disease or death, (B) any damage to or destruction of any property of R&D or any loss of use resulting therefrom or (C) any violation of any statute, ordinance or regulation; (v) any sales or use of the Genzyme Products or Technology by Genzyme prior to the Closing (including any claim of infringement for sales prior to the Closing); (vi) the termination or transfer of any employee of the Business (other than employees in the United Kingdom, France and Germany) in connection with the Transaction; (vii) any claims arising from the termination by Genzyme of any of its suppliers, independent contractors, dealers or distributors of the Business in connection with the Transaction, including claims of tortious interference with contractual or business relations or a substantially similar cause of action; or (viii) any actions, suits, proceedings, demands, assessments or judgments incident to any of the foregoing.

     (b) Techne and R&D shall be paid or reimbursed the amount which would be required to put them in the position that they would have been in had such representation or warranty been true and correct as of the date made or had such covenant, agreement, term or condition been performed, complied with or fulfilled, or had such failure not occurred.

     14.2     Indemnification by R&D and Techne.

     (a) R&D and Techne hereby jointly and severally indemnify Genzyme and agree to hold harmless and, at Genzyme's request, defend Genzyme and Genzyme's subsidiaries, and the affiliates, directors, officers, employees, agents and independent contractors of each, against and in respect of any and all Damages incurred or suffered by Genzyme as a result of: (i) any breach by R&D or Techne of any representation or warranty made by either of them contained in this Agreement or the Stockholder's Rights Agreement or in any other document delivered pursuant hereto; (ii) any other breach or violation by R&D or Techne of any covenant, agreement, term or condition of this Agreement, the Stockholder's Rights Agreement or any other document delivered pursuant hereto;
(iii) any act or omission occurring after the Closing with respect to the Business, including without limitation any sale or use of any of the products or inventories related to the Business, including without limitation the obligation to assume and discharge the Assumed Liabilities; (iv) any grossly negligent act or omission or willful misconduct of R&D or R&D, employees, agents or independent contractors, including but not limited to any act or omission that contributes to (A) any personal injury, sickness, disease or death, (B) any damage to or destruction of any property of Genzyme or any loss of use resulting therefrom or (C) any violation of any statute, ordinance or regulation; (v) any sales or use of the Genzyme Products or Technology subsequent to the Closing (including any claim of infringement for sales subsequent to the Closing), provided that this subsection (v) shall not be interpreted to prevent R&D or Techne from asserting a claim relating to a breach by Genzyme of any other provision of this Agreement; (vi) the termination or transfer of any U.K., French or German employee of the Business in connection with the Transaction; and (vii) any actions, suits, proceedings, demands, assessments or judgments incident to any of the foregoing.

     (b) Genzyme shall be paid or reimbursed the amount which would be required to put Genzyme in the position that it would have been in had such representation or warranty been true and correct as of the date made or had such covenant, agreement, term or condition been performed, complied with or fulfilled, or had such act or omission not occurred.

15.  ADDITIONAL AGREEMENTS

     15.1 Incorporation of Schedules and Exhibits. All schedules, exhibits and other documents and written information required to be delivered pursuant to this Agreement are incorporated into this Agreement by this reference and are warranted by the party or parties which deliver the same to be accurate and complete in all material respects. In the event that any material changes shall occur with respect to any information disclosed in any schedule furnished by either party hereunder following the date of the delivery thereof and prior to the date of Closing, such party shall promptly notify the other party thereof in writing.

     15.2 Governmental Documents and Financial Information. If, after the date of Closing, in order properly to prepare its tax returns or other documents or reports required to be filed with governmental authorities or its financial statements, it is necessary that a party to this Agreement be furnished with additional information relating to the Assets and the Business and such information is in possession of the other party or any related party and can reasonably be furnished to the party in need of such information, then the other party will, promptly upon request, furnish such information to the party in need of such information. In furtherance of this Section 15.2, Genzyme agrees to provide to R&D, within forty-five (45) days of Closing: (a) an audited statement of net assets transferred as of December 31, 1996 and 1997; (b) unaudited statements of net assets transferred as of the most recent quarter end prior to the Closing if the Closing occurs on other than a quarter end; (c) audited statements of revenues, cost of sales, gross profit and direct expenses of the Business for the years ended December 31, 1995, 1996 and 1997; (d) unaudited statement of revenues, cost of sales, gross profit and direct expenses for the six months ended June 30, 1998 and for the period from July 1, 1998 to the end of the quarter (if any) preceding the date of Closing and the comparable prior year period if the Closing occurs on or after June 30, 1998 but before December 31, 1998; and (e) such other financial information required by the Commission for Techne's Current Report of Form 8-K to be filed in connection with the transactions contemplated by this Agreement (the "8-K"). If the audited statement of revenues of the Business for the year ended December 31, 1997 reports revenues that are more than ten percent (10%) lower than the corresponding figure reported in the unaudited statement of revenues for the year ended December 31, 1997 delivered to R&D pursuant to Section 2.14, then R&D shall have the right to offset the next Royalty payment due to Genzyme pursuant to Section 8.1 by an amount equal to the product obtained by multiplying (i) four dollars ($4.00) and (ii) the difference between the revenues reported in the unaudited statement of revenues of the Business for the year ended December 31, 1997 and the corresponding figure reported in the audited statement of revenues for the year ended December 31, 1997. Genzyme further agrees that Techne may use the financial information included in the 8-K in future filings of registration statements and other reports as required by the rules and regulations of the Commission. Genzyme will use its Best Efforts to cause Coopers & Lybrand L.L.P. to provide any required consents to such filings and reports at a reasonable cost to Techne.

     15.3 Cooperation. Each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon either of them in connection with the consummation of the transactions contemplated by this Agreement. Each party will take all reasonable actions necessary to obtain (and will cooperate with the other party in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by such party (or by the other party) in connection with the taking of any action contemplated by this Agreement.

     15.4 Contract Assignment. Genzyme agrees to use its Best Efforts to obtain, prior to the date of Closing, all such governmental and other consents and approvals as may be necessary and appropriate in order to enable it to perform its obligations hereunder and to accomplish the transfers to R&D contemplated hereby so that R&D may enjoy after the date of Closing, (a) all the rights and benefits, including, without limitation, the economic benefits, presently enjoyed by Genzyme in and to the Business and (b) all of Genzyme's right, title and interest in and to each of the Assets. Genzyme shall keep R&D apprised of the status of all discussions with third parties in connection with obtaining such consents. If any consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Genzyme thereunder so that R&D would not in fact receive all such rights, Genzyme will cooperate with R&D in any arrangement intended to provide for R&D the benefits under any such contract, license, lease, franchise, sales order, purchase order, or other agreement, commitment or arrangement, including enforcement for the benefit of R&D of any and all rights of Genzyme under and in any of the foregoing against a third party thereto arising out of the breach or cancellation by such third party or otherwise. Nothing in this Agreement shall be construed to limit Techne and R&D's right not to close this transaction as set forth in Section 6.2.

     15.5 Assistance with Audits. Each party agrees, if requested by the other party at any time after Closing, to give the requesting party and its independent accountants reasonable access to (and to cause reasonable access to be given by its independent public accountants) the workpapers of the party of whom the request was made pertaining to the Assets and/or the Business in connection with the preparation of any financial statements, internal reports or audits of the requesting party, and to use its Best Efforts to assist the requesting party and its independent accountants in understanding such workpapers.

     15.6 Maintenance of Records. The parties each agree to cooperate fully in order to allow the maintenance of records necessary to conduct their respective businesses and agree to provide such reports and information to one another as are reasonably requested and reasonably related to the business of the requesting party or the performance of this Agreement.

     15.7 Product Claims and Returns. Genzyme shall, for a period of six months following the Closing, continue to be responsible for customer claims relating to services rendered by Genzyme prior to the date of Closing, and customer claims relating to, or returns of, products of Genzyme sold and shipped by Genzyme prior to the date of Closing. If a customer makes a claim or seeks a return after such six month period and, in the reasonable judgment of R&D the claim or return is proper, R&D may replace or repair, as the case may be, the services rendered or product purchased at R&D, at then generally prevailing prices and labor rates. Provided that R&D has obtained the prior consent of Genzyme, which consent shall not be unreasonably withheld, Genzyme shall reimburse R&D for the cost of such repairs or returns.

     15.8 Adjustments. To the extent not otherwise adjusted pursuant to this Agreement, all items and all payments received by Genzyme or by R&D which cover a period both prior and subsequent to the date of Closing shall be equitably prorated as of such date.

     15.9 Taxes. The Royalties do not include amounts for taxes that may be based upon the Technology. If Genzyme is required to pay sales, use, property, transfer, value-added, or other federal, state or local taxes based on the rights granted pursuant to this Agreement, the services provided under this Agreement, or on R&D's use of the Technology or the Core Products then such taxes shall be billed to and paid (or promptly reimbursed) by R&D. This provision shall not apply to taxes based on Genzyme's income.

     15.10 Cooperation in Litigation. From and after the date of the Closing, each party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements if the requesting party has given prior written consent to the use by the other party of separate legal counsel, which consent shall not be unreasonably withheld) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents for their time spent in such cooperation.

     15.11 Discount on Sales of R&D Products to Genzyme. For a period of one year following the date of Closing, R&D shall provide to Genzyme all of Genzyme's requirements of Qualified Products (as defined in Schedule 8.1) at a twenty-five percent (25%) discount to the then-current list price for such products.

     15.12 Belgian Employees. Genzyme will promptly reimburse Techne and its Affiliates for any costs incurred by any of them relating to or arising out of the termination or transfer of any Belgian employee of the Business (including but not limited to any payments in lieu of notice of the Transaction and any severance, termination or non-competition obligations arising under such employee's employment contract or applicable law) following receipt by Genzyme of a detailed, written report setting forth the costs for which Techne is seeking reimbursement.

16.  MISCELLANEOUS

     16.1 Expenses. Each party shall bear and pay its own expenses incurred in connection with the transactions referred to in this Agreement. The party responsible under applicable law shall bear and pay in their entirety all other registration and transfer fees, if any, payable by reason of the sale and conveyance of the Assets. Each party will cooperate to the extent practicable in minimizing all taxes and fees levied by reason of the sale or assignment of the Assets.

     16.2 Public Announcements. Each party will be responsible for the issuance of press releases or trade releases, and the making of such other public statements with respect to this Agreement and the transactions contemplated hereby as may, in such party's reasonable judgment, be necessary or appropriate; provided, however, that any such release or statement which contains the name of the other party shall be subject to the reasonable approval of such other party. In carrying out this responsibility, a party proposing to issue such a release or make such a statement shall provide the other party with at least forty-eight
(48) hours notice by telefax of any proposed press release, trade release or public statement. Notwithstanding the foregoing, the parties agree to the issuance of a joint press release announcing the execution of this Agreement, such press release to be in such form and issued at such time as the parties may mutually agree.

     16.3 Term and Termination.

     (a) This Agreement may be terminated before the Closing as follows:

          (i) at the election of Genzyme upon written notice to Techne and R&D if, on or after August 31, 1998, any one or more of the conditions to the obligation of Genzyme to close has not been fulfilled;

          (ii) at the election of Techne and R&D upon written notice to Genzyme if, on or after August 31, 1998, any one or more of the conditions to the obligation of Techne and R&D to close has not been fulfilled;

          (iii) at the election of Genzyme upon written notice to Techne and R&D if Techne or R&D has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within ten (10) business days after receipt by Techne or R&D, as the case may be, of written notice of such breach of representation, warranty, covenant or agreement, cured such breach;

          (iv) at the election of Techne and R&D upon written notice to Genzyme if Genzyme has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within ten (10) business days after receipt by Genzyme of written notice of such breach of representation, warranty, covenant or agreement, cured such breach; or

          (v) by mutual written agreement of Genzyme, Techne and R&D.

     (b) This Agreement is subject to termination after the Closing as follows:

          (i) Either Genzyme or R&D shall have the right to terminate Article 10 of this Agreement, without prejudice to any other right or available remedy or relief, immediately upon written notice to the other at any time if the other party: (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; (iv) makes and assignment for the benefit of creditors; or (v) commences or has commenced against it a bankruptcy or similar proceeding; or

          (ii) This Agreement shall terminate if and as specified by mutual written agreement of the Parties.

     (c) If this Agreement is terminated:

          (i) before the Closing pursuant to Section 16.3(a), and the transactions contemplated hereby are not consummated as provided above, each and every representation and warranty contained in this Agreement or any Schedule hereto, or any certificate, document or other instrument delivered by the parties in connection therewith, shall expire and none of the parties hereto shall be under any liability whatsoever with respect to any such representation or warranty; provided, however, that notwithstanding the foregoing, each party shall be and remain liable to the other in the event that the failure to close hereunder shall occur as a consequence of the failure of a party to fully perform its covenants and agreements hereunder or the material breach by a party of its representations or warranties contained herein;

          (ii) after the Closing pursuant to Section 16.3(b), except as otherwise agreed, all provisions, terms and conditions shall survive termination other than the provisions of Articles 9 and 10; and

          (iii) in either case, the provisions of Article 11 shall continue to apply for a period of three (3) years from the date of termination.

     16.4 Entire Agreement; Modifications; Waiver. This Agreement, together with the related agreements, Schedules referenced herein and Exhibits hereto, constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

     16.5 Survival of Representations and Warranties. All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the closing of the transactions hereunder; provided, however, that except with respect to warranties of title to the Assets or to the absence of encumbrances on the Assets, notice of any claim based on a breach of a representation or warranty must be given within one (1) year from the date of Closing or, in the case of representations or warranties dealing with tax matters, within one (1) year plus sixty (60) days after the expiration of the applicable tax statute of limitations. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any schedule, exhibit, certificate, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.

     16.6 Further Assurances. The parties hereto shall use their best efforts, and shall cooperate with one another, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to consummate the transactions contemplated hereby, and shall otherwise use their best efforts to cause such transactions to be consummated in accordance with the terms and conditions hereof. At any time or from time to time after the Closing, each party hereto shall, at the request of the other party, execute and deliver any further instruments or documents and take all such further action as the requesting party may reasonably request in order to consummate and document the transactions contemplated hereby.

     16.7 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the constructing or interpretation of any provision of this Agreement.

     16.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

     16.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors and assigns, provided that, except as otherwise provided herein, the rights and obligations of any party to this Agreement may not be assigned without the written consent of the other party, which consent will not be unreasonably withheld. Any party, however, may assign its rights and obligations to an entity succeeding to substantially all of its assets and business.

     16.10 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

     16.11 Notices. All notices, requests, demands and other communications hereunder ("Notices") shall be in writing and shall be deemed to have been duly given if delivered by hand or by registered or certified mail, postage prepaid, return receipt requested, but only upon receipt of such return receipt, as follows:

         if to Genzyme,

                           Genzyme Corporation
                           One Kendall Square
                           Cambridge, Massachusetts 02139
                           Attn:    Chief Legal Officer
                           Tel:     617-252-7500
                           Fax:     617-252-7600

         with a copy to,

                           Maureen P. Manning
                           Palmer & Dodge LLP
                           One Beacon Street
                           Boston, Massachusetts 02108
                           Tel:   (617) 573-0100
                           Fax:   (617) 227-4420

         if to R&D,

                           Research and Diagnostic Systems, Inc.
                           614 McKinley Place
                           Minneapolis, Minnesota 55413
                           Attn:    Thomas E. Oland
                           Tel:     (612) 379-2956
                           Fax:     (612) 379-6580

         with a copy to,

                           Fredrikson & Byron, P.A.
                           1100 International Centre
                           900 Second Avenue South
                           Minneapolis, MN 55402
                           Attn:    Timothy M. Heaney
                           Tel:     (612) 347-7019
                           Fax:     (612) 347-7077

         if to Techne,

                           Techne Corporation
                           614 McKinley Place
                           Minneapolis, Minnesota 55413
                           Attn:    President
                           Tel:     (612) 379-2956
                           Fax:     (612) 379-6580
         with a copy to,

                           Fredrikson & Byron
                           1100 International Centre
                           900 Second Avenue South
                           Minneapolis, MN 55402
                           Attn:    Timothy M. Heaney
                           Tel:     (612) 347-7019
                           Fax:     (612) 347-7077

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All Notices shall be deemed received on the date of delivery or, if mailed, on the date appearing on the return receipt therefor.

     16.12 Law Governing. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Minnesota, without regard to its choice-of-laws or conflicts-of-law rules.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

GENZYME:                       GENZYME CORPORATION


                               By: /s/ David D. Fleming
                                   David D. Fleming, Group Senior Vice President


R&D:                           RESEARCH AND DIAGNOSTIC SYSTEMS, INC.


                               By:  /s/ Thomas E. Oland
                                    Thomas E. Oland, President


TECHNE:                        TECHNE CORPORATION


                               By:  /s/ Thomas E. Oland
                                    Thomas E. Oland, President